Exhibit 99.1
June 1, 2017

Five Star Senior Living Inc.
400 Centre Street
Newton, Massachusetts 02458
Attn: Mr. Bruce J. Mackey Jr.

Re:	Millcroft, 255 Possum Park Road, Newark, Delaware (the “Millcroft Community”)
Dear Bruce:
Reference is made to that certain Amended and Restated Master Lease Agreement (Lease No. 2), dated as of August 4, 2009, among certain affiliates of Senior Housing Properties Trust, all of whom are signing this letter as Landlord (“Landlord”), and certain affiliates of Five Star Senior Living Inc., all of whom are signing this letter as Tenant (“Tenant”), as amended by that certain Partial Termination of and First Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of November 1, 2009, that certain Partial Termination of and Second Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of August 1, 2010, that certain Third Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of June 20, 2011, that certain Fourth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of July 22, 2011, that certain Fifth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of August 31, 2012, that certain Partial Termination of and Sixth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of September 19, 2013, that certain Partial Termination of and Seventh Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of June 1, 2014, that certain Partial Termination of and Eighth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of July 20, 2015, and that certain Partial Termination of and Ninth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of September 30, 2016 (as so amended, “Master Lease No. 2”). Capitalized terms used and not otherwise defined in this letter shall have the meanings given such terms in Master Lease No. 2.
Landlord leases the Millcroft Community to Tenant under Master Lease No. 2. FS Tenant Pool I Trust (“Millcroft Subtenant”) subleases the Millcroft Community from Tenant and operates the Millcroft Community for its own account. Millcroft Subtenant is also the owner of approximately 3.3 acres of vacant land adjacent to the Millcroft Community as further described on Exhibit A attached hereto (the “Millcroft Vacant Land”).
The purpose of this letter is to document certain agreements regarding the sale of the Millcroft Vacant Land to CCDE Senior Living LLC (“CCDE”), which is a wholly-owned subsidiary of Senior Housing Properties Trust and one of the entities comprising Landlord, and Tenant’s proposed renovation of Millcroft, including the proposed addition of 32 units of memory care on the Millcroft Vacant Land (the “Millcroft Renovation Project”). As part of the Millcroft Renovation Project, Millcroft Subtenant has agreed to convey the Millcroft Vacant Land to CCDE by special warranty deed for a purchase price of $750,000 (the “Millcroft Purchase Price”), and Landlord and Tenant have agreed that the Millcroft Vacant Land will be added to the Millcroft Community under Master Lease No. 2. Without limiting the foregoing, the Millcroft Vacant Land will be leased to Tenant in “AS IS” condition, without any warranties or covenants whatsoever.
The Millcroft Renovation Project shall be treated as a required renovation under Section 5.1.2(b) of Master Lease No. 2, and Landlord shall fund up to $10,800,000 (which includes the Millcroft Purchase Price) of the cost of the Millcroft Renovation Project. Tenant shall fund any costs of the Millcroft Renovation Project in excess of such amount. Landlord may, at its option, condition advancement of such amounts to the same extent that Landlord may condition advancement of insurance proceeds pursuant to Section 10.2.4 of Master Lease No. 2.
From and after the date the Millcroft Vacant Land is acquired by CCDE (the “Millcroft Acquisition Date”) until the Normalized Rent Date (as defined below), the terms and conditions of Section 3.1.1(c) of Master Lease No. 2 shall not apply to the funding of the Millcroft Renovation Project to the extent provided in this letter. Instead, at each time when such disbursements are made (including at the time the Millcroft Purchase Price is paid), the Minimum Rent shall be increased by an annual amount equal to the product of (x) the interest rate payable by Senior Housing Properties Trust under that certain Credit Agreement, dated as of June 24, 2011, among Senior Housing Properties Trust, Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions initially a signatory thereto (as it may be amended, modified, restated or replaced from time to time) as of each such disbursement date plus two hundred (200) basis points multiplied by (y) the amount so disbursed. Furthermore, to the extent any funds were disbursed by Landlord in connection with the Millcroft Renovation Project prior to the Millcroft Acquisition Date in accordance with Section 5.1.2(b) of Master Lease No. 2, then, from and after the Millcroft Acquisition Date, the Minimum Rent shall be adjusted to reflect the Minimum Rent that would be payable if such fundings were made from and after the Millcroft Acquisition Date in accordance with the preceding sentence.
Notwithstanding anything contained in the preceding paragraph to the contrary, upon the earlier to occur of (a) the first anniversary of the first day of the month during which all certificates of occupancy have been issued for the Millcroft Renovation Project or (b) the third anniversary of the date of this letter (such date, the “Normalized Rent Date”), the Minimum Rent shall be increased to reflect the Minimum Rent which would otherwise have been payable under Section 3.1.1(c) of Master Lease No. 2 but for the preceding paragraph of this letter.
Except as provided hereinabove, all of the other terms and conditions of Master Lease No. 2 shall apply to the Millcroft Renovation Project.
Landlord and Tenant agree to enter into an amendment to Master Lease No. 2 following the conveyance of the Millcroft Vacant Land to Millcroft Landlord to confirm the addition of the Millcroft Vacant Land to the Leased Properties demised by Master Lease No. 2, as provided herein.
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By countersigning this letter below, each party hereto agrees to be bound by all of the terms and provisions set forth in this letter.
ACKNOWLEDGED AND AGREED:
LANDLORD:
CCC FINANCING I TRUST
CCC INVESTMENTS I, L.L.C.
CCC OF KENTUCKY TRUST
CCC PUEBLO NORTE TRUST
CCDE SENIOR LIVING LLC
CCOP SENIOR LIVING LLC
O.F.C. CORPORATION
SNH CHS PROPERTIES TRUST
SNH SOMERFORD PROPERTIES TRUST
SNH/LTA PROPERTIES GA LLC
SNH/LTA PROPERTIES TRUST
SPTIHS PROPERTIES TRUST
SPTMNR PROPERTIES TRUST

By:/s/ David J. Hegarty
David J. Hegarty
President of each of the foregoing entities

LEISURE PARK VENTURE LIMITED PARTNERSHIP

By:    CCC Leisure Park Corporation,
        its General Partner

By:/s/ David J. Hegarty
David J. Hegarty
President

CCC RETIREMENT COMMUNITIES II, L.P.

By:    Crestline Ventures LLC,
its General Partner

By:/s/ David J. Hegarty
David J. Hegarty
President

CCC FINANCING LIMITED, L.P.

By:    CCC Retirement Trust,
its General Partner

By:/s/ David J. Hegarty
David J. Hegarty
President

TENANT:
FIVE STAR QUALITY CARE TRUST
FS TENANT HOLDING COMPANY TRUST

By:/s/ Bruce J. Mackey Jr.
Bruce J. Mackey Jr.
President of each of the foregoing entities

MILLCROFT SUBTENANT:
FS TENANT POOL I TRUST

By:/s/ Bruce J. Mackey Jr.
Bruce J. Mackey Jr.
President

EXHIBIT A

MILLCROFT VACANT LAND

ALL that certain lot, piece and parcel of land, situate in Mill Creek Hundred, New Castle County, State of Delaware as shown on the Record Resubdivision Plan for property known as Possum Park Centre prepared by Ramesh C. Batta Associates, P.A., Consulting Engineers, Planners and Land Surveyors; recorded July 20, 2004 in the Office of the Recorder of Deeds in and for New Castle County, State of Delaware in Instrument No. 200407200080331. The said Property being more particularly bounded and described a follows, to wit:
BEGINNING a point on the southwesterly right-of-way line of Possum Park Road (also known as State Road No. 314) at 80 feet wide, a common corner of the Property herein being described and the lands, now or formerly, of the Millcroft Association, Inc., Thence from the Point of Beginning, leaving the southwesterly right-of-way line of Possum Park Road, along a common line with the lands, now or formerly, of the Millcroft Association, Inc., South 25° -28'-15" West, 528.32' to a corner in common with the said Lands and a point on a subdivision line of The Hunt at Louviers; Thence along the subdivision line of The Hunt of Louviers, North 63° -46'-46" West, 196.22' to a corner in common with the said Subdivision on the easterly right-of-way line of Cullen Way, at 100 feet wide; Thence along the easterly right-of-way line of Cullen Way, North 09° -14'-00" East, 515.08' to a corner, being the point of curvature of a junction curve, joining the easterly right-of-way line of Cullen Way with the aforementioned southwesterly right-of-way line of Possum Park Road; Thence by curve, curving to the right, having a radius of 30.00', an arc length of 57.38' to a corner, being the point of tangency of the said Junction Curve, joining the southwesterly right-of-way line of Possum Park Road with the easterly right-of way line of Cullen Way; Thence along the southwesterly right of way line of Possum Park Road, by the following two (2) courses and distances: (1) South 61°-10'-4" East, 18.45' to a corner, the point of curvature of a curve, and (2) By a curve, curving to the left, having a radius of 3,859.72', an arc length of 291.39' to the Point of Beginning. Containing with the said described metes and bounds, 3.307 acres of land, be the same, more or less.
TOGETHER WITH those certain nonexclusive and perpetual Access, Parking and Utility Easements set forth in Access Easement and Maintenance Agreement dated July 12, 2016 and recorded July 27, 2016 as instrument No. 20160727-0037040.